Exhibit 99

Contact Info: James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces Quarterly Dividend Increase of 4.2%

LOWELL, Mass-(GlobeNewswire)-January 20, 2015-Enterprise Bancorp, Inc. (the “Company”) (NASDAQ:EBTC)

On January 20, 2015, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.125 per share to be paid on March 2, 2015 to shareholders of record as of February 9, 2015. The quarterly dividend represents a 4.2% increase over the 2014 dividend rate.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment advisory and wealth management, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 22 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire towns of Derry, Hudson, Nashua, Pelham, and Salem.